1. Name and Address of Reporting Person
   Davis, Jr, Norwood H.
   Trigon Healthcare
   3600 Douglasdale Road
   Richmond, VA 23236
   USA
2. Issuer Name and Ticker or Trading Symbol
   Hilb, Rogal and Hamilton Company (HRH)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   02/10/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                                                                               90300          D
Common Stock                    02/10/2003            A         69.8        A   $37.2500                  I           Deferred
                                                                                                                      Plan, Held in
                                                                                                                      Trust
Common Stock                    02/12/2003            A         70.21       A   $37.0300   3677.43        I           Deferred
                                                                                                                      Plan, Held in
                                                                                                                      Trust
Common Stock                                                                               150            I           By Spouse
Common Stock                                                                               75             I           Custodial/UGM
                                                                                                                      A/Trustee
Common Stock                                                                               1000           I           Qualified
                                                                                                                      Plan

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $5.938                                                    05/03/2005 Common                      4000    D
Options                                                                          Stock
(Right to
buy)
Stock       $6.063                                                    05/04/2004 Common                      4000    D
Options                                                                          Stock
(Right to
buy)
Stock       $6.813                                                    05/07/2007 Common                      4000    D
Options                                                                          Stock
(Right to
buy)
Stock       $6.875                                                    05/08/2006 Common                      4000    D
Options                                                                          Stock
(Right to
buy)
Stock       $8.813                                                    05/06/2008 Common                      10000   D
Options                                                                          Stock
(Right to
buy)
Stock       $10.813                                                   06/09/2009 Common                      10000   D
Options                                                                          Stock
(Right to
buy)
Stock       $14.375                                                   05/03/2010 Common                      10000   D
Options                                                                          Stock
(Right to
buy)
Stock       $19.875                                                   05/02/2011 Common                      10000   D
Options                                                                          Stock
(Right to
buy)
Stock       $38.45                                                    05/08/2009 Common                      10000   D
Options                                                                          Stock
(Right to
buy)

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Walter L. Smith

DATE
02/12/2003